Exhibit (h)(16)(iv)

AMENDMENT NO. 1 TO THE

ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT, dated as of March 11, 2011, between Columbus Life Insurance Company (“Company”) and Rydex Advisors II, LLC (“Rydex”) is made to the Administrative Services Agreement, dated as of December 1, 2008, between  the Company and PADCO Advisors II, Inc. (“PADCO” or “Advisor”) (the “Agreement”).  Terms defined in the Agreement are used herein as therein defined.

WHEREAS, the Advisor changed its state and form of organization from a Maryland corporation to a Kansas limited liability company, effective August 2, 2010, and further merged into and with its investment adviser affiliate, Security Investors, LLC, effective January 3, 2011;

WHEREAS, the Company and Advisor desire to amend the Agreement to update the Advisor’s name to Security Investors, LLC;

WHEREAS, all references to PADCO in the Agreement shall be changed to SECURITY;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.             All references to PADCO in the Agreement shall be changed to SECURITY.

2.             Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.             This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

COLUMBUS LIFE INSURANCE COMPANY		SECURITY INVESTORS, LLC

By:	/s/ J.J. Miller	By:	/s/ Keith Fletcher
Name:	J.J. Miller	Name:	Keith Fletcher
Title:	President & CEO	Title:	Vice President